Exhibit 10.35

Memorandum

Z Holdings Corporation (“ZHD”) and PayPay Card Corporation (“PPC”) agree as follows and enter into this memorandum (this “Memorandum”) with respect to the Basic Loan Agreement dated April 1, 2015 (the “Original Agreement”).

Unless otherwise specified, terms used in this Memorandum shall be interpreted in accordance with the definitions in the Original Agreement.

Article 1 Amendment of Interest Rate

The parties agree to amend the interest rate provided for in Article 2, Item 4 of the Original Agreement as follows.

Original

1-month Japanese Yen TIBOR published by the JBA TIBOR Administration at 11:00 a.m. (or as soon as possible after 11:00 a.m.) on the first business day of each quarter + 0.3%

Amended

The interest rate shall be 0.50%.

However, if the cost of financing changes due to changes in financial markets or other reasonable grounds, the parties may consult to change the interest rate within a reasonable range by separate written agreement.

Article 2 Term

The term of this Memorandum is from October 31, 2022 until the termination of the Original Agreement. If the Original Agreement is terminated, this Memorandum will terminate at the same time.

Article 3 Other

Any matter not provided for herein is as provided for in the Original Agreement.

In witness whereof, this Memorandum is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original. If executed by electronic signature, the parties shall affix their respective electronic signatures to a PDF of this Memorandum, and each party shall retain that file or a copy thereof.

October 31, 2022

ZHD: 1-3 Kioicho, Chiyoda-ku, Tokyo Z Holdings Corporation Kentaro Kawabe, Chairperson and Representative Director	PPC: 1-3 Kioicho, Chiyoda-ku, Tokyo PayPay Card Corporation Tomoaki Tanida, Representative Director